Exhibit 23.3

[Letterhead of Mine Development Associates]

CONSENT OF MINE DEVELOPMENT ASSOCIATES

The undersigned, Mine Development Associates, hereby states as follows:

Our firm assisted with technical studies (collectively, the “Technical Studies”), concerning ore reserves in the Hycroft Mine (updated study and technical report issued in 2006), and concerning mineralized material contained in the Hasbrouck, Three Hills and Wildcat properties (studies completed in 2003 and technical reports issued in 2006), for Vista Gold Corp., portions of which are summarized under the captions “Item 2. Properties — Description of Assets to be Acquired from Vista — Hycroft Mine — Updated Feasibility Study”; “Item 2. Properties — Description of Assets to be Acquired from Vista — Hasbrouck — Geology”; “Item 2. Properties — Description of Assets to be Acquired from Vista — Three Hills — Geology” and “Item 2. Properties — Description of Assets to be Acquired from Vista — Wildcat — Geology” in the Annual Report on Form 10-K of Allied Nevada Gold Corp. for the year ended December 31, 2006 (the “Form 10-K”), which in turn is incorporated by reference in this Registration Statement on Form S-8 (this “Registration Statement”), to be filed with the United States Securities and Exchange Commission.

We hereby consent to the incorporation by reference in this Registration Statement of the summary information concerning the Technical Studies, including the references to our firm included with such information, as set forth above in the Form 10-K.

Mine Development Associates

By:	/s/ Neil Prenn
Name:	Neil Prenn
Title:	President

Date: June 20, 2007